Exhibit 99(e)(2)

CONFIDENTIAL

February 25, 2016

Scott Ulm & Jeffrey Zimmer

Co-CEOs

ARMOUR Residential REIT, Inc.

3001 Ocean Drive, Suite 201

Vero Beach, FL 32963

Re:  CONFIDENTIALITY AGREEMENT

Dear Scott & Jeffrey:

In connection with your consideration of a possible transaction (“Transaction”) with JAVELIN Mortgage Investment Corp. (the “Company”), you have requested certain confidential and other information concerning the Company.  JMP Securities LLC (“JMP”) is the financial advisor to the Company.  For purposes of this agreement, the term “Company” includes the Company and its subsidiaries taken as a whole or any business or businesses thereof and the term “Special Committee” means the Special Committee of the Board of Directors of the Company formed for the purpose of evaluating strategic alternatives for the Company and related matters.

You agree to treat any information concerning the Company, whether furnished to you or any of your Representatives (as defined below) before or after the date of this letter, together with any and all analyses or other documents prepared by you or any of your directors, employees, affiliates, advisors, attorneys, accountants, consultants, representatives or lending institutions (collectively, “Representatives”) which contain or otherwise reflect such information (collectively, “Evaluation Material”), in accordance with this agreement.  The term “Evaluation Material” does not include information which (a) was already in your possession prior to the time of disclosure to you by the Company or JMP, (b) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, or (c) was or becomes available to you on a non-confidential basis from a source other than the Company or JMP, provided that such source is not known by you after reasonable inquiry to be bound by a confidentiality agreement with the Company, or otherwise prohibited from disclosing the information to you.

You agree to use the Evaluation Material solely for the purpose of evaluating a Transaction between the Company and you, and you agree that the Evaluation Material will be kept confidential by you and your Representatives, except to the extent that disclosure (a) has been consented to in writing by the Special Committee, (b) is required by law or other applicable judicial or governmental order, or (c) is made to your Representatives who need to know such information for the purpose of evaluating a Transaction (it being understood that such Representatives shall be informed by you of the confidential nature of the Evaluation Material and directed by you to keep the Evaluation Material confidential and abide by the other terms of this agreement applicable to your Representatives).  You agree to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.  In any event, you shall be responsible for any disclosure of Evaluation Material by your Representatives that would constitute a breach of this agreement.

In addition, without the consent of the Special Committee on behalf of the Company, you will not, and will direct your Representatives not to, disclose to any person (a) that the Evaluation Material has been made available to you or your Representatives, (b) that discussions are taking place concerning a Transaction, or (c) any terms or other facts with respect to the Transaction, including the status thereof.  The term “person” as used in this agreement shall be broadly interpreted to include, without limitation, the media, any corporation or limited liability company, the Company, governmental agency or body, stock exchange, partnership, association or individual.

Notwithstanding anything to the contrary set forth herein, you may disclose the tax treatment and tax structure of the Transaction (including all materials (such as tax opinions) that are provided to you relating thereto), provided, however, that (a) any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws, and (b) you may not disclose (i) the name of, or other information that would identify, any party to the Transaction, and (ii) confidential commercial information regarding the Company or the Transaction.

JMP Securities LLC

600 Montgomery Street, Suite 100, San Francisco, CA 94111

www.jmpsecurities.com

February 25, 2016	Page 2

In the event that you or any of your Representatives are requested or required (or if it is reasonably likely that your or any of your Representatives will be requested or become required) by judicial, legislative or regulatory process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material, you will provide the Special Committee with prompt notice of any such request or requirement and circumstances surrounding such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or the Special Committee on behalf of the Company may waive compliance with the terms of this agreement.  In the event that such protective order or other remedy is not obtained, or that the Special Committee on behalf of the Company waives compliance with the terms hereof in accordance with the foregoing sentence, you may disclose only that portion of the Evaluation Material which you are advised by your legal counsel in writing is legally required, in which event you will give the Special Committee written notice of the information to be disclosed as far in advance as practicable prior to making such disclosure, and you will exercise your commercially reasonable efforts to preserve the confidentiality of such Evaluation Material, including, without limitation, by cooperating with the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded with respect to the Evaluation Material so disclosed.

It is understood and agreed that money damages may not be a sufficient remedy for any breach of this agreement, and that the Company is entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.  Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement, but shall be in addition to all other remedies available at law or equity to the Company.

All Evaluation Material supplied hereunder is supplied “as is.”  None of the Company, JMP or any of their respective Representatives makes or shall be deemed to have made any representations or warranties, expressed or implied, as to the accuracy or completeness of any Evaluation Material.  Only those representations or warranties which are made by the Company in a final definitive agreement between the Company and you regarding a Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.  None of the Company, JMP or any of their respective Representatives, nor any of such Representative’s respective officers, directors, employees, representatives, stockholders, owners, affiliates, advisors or agents, shall have any legal, fiduciary or other duty or liability to any prospective or actual purchaser with respect to the Evaluation Material or the manner in which any sale process is conducted.

Promptly after being so requested by the Special Committee on behalf of the Company, but in no event more than five days thereafter, except to the extent you or your Representatives are advised by legal counsel in writing that complying with such request would be prohibited by law, you and your Representatives will return or destroy, at your or your Representatives’ sole expense, as the case may be, all Evaluation Material, including all copies, extracts, references thereto in any other documents or other reproductions (whatever the form or storage medium).  Any destruction of materials shall be certified by you and your Representatives in writing.  Notwithstanding the foregoing, neither you nor your Representatives shall be required to destroy or delete any Evaluation Material in any electronic backup systems, provided that such retained Evaluation Material shall only be accessible by your or your Representatives’ information technology personnel in the ordinary course of business.  You and your Representatives may retain Evaluation Materials for your or your Representatives’ respective files solely to the extent necessary for your or your Representatives’ compliance with applicable legal and/or regulatory requirements.  Any Evaluation Material that cannot be returned or destroyed (such as oral Evaluation Material) or that may be retained pursuant to the foregoing sentence shall remain confidential, subject to the terms of this agreement.

This agreement binds the parties only with respect to the matters expressly set forth herein.  As such, unless and until a subsequent definitive written agreement regarding a Transaction between the Company and you has been executed, (a) neither the Company nor you will be under any legal obligation of any kind whatsoever to negotiate or consummate a Transaction, and (b) you shall have no claim whatsoever against the Company or JMP or any of their respective Representatives arising out of or relating to any Transaction.

Without impairing any other provision hereof, you will promptly advise the Special Committee of any prohibited disclosure or other breach of this agreement.  Moreover, upon the request of the Special Committee, you shall fully cooperate in assisting JMP and/or the Company in terminating or preventing any third parties from disseminating or using the Evaluation Material.

All inquiries and other communications in connection with this agreement and/or a Transaction are to be made directly to JMP or the Special Committee.  Accordingly, you agree not to directly or indirectly contact or communicate with any director, executive or other employee of the Company concerning a Transaction, or to seek any information in connection therewith from such person, without the consent of JMP or the Company’s Special Committee.  You also agree not to discuss with or offer to any third party any equity participation in a Transaction or any other form of joint acquisition by you and such third party without the consent of JMP or the Special Committee on behalf of the Company.

February 25, 2016	Page 3

All Evaluation Material is and shall remain the property of the Company.  Nothing contained in this agreement shall be construed as granting to a party a license, either express or implied, under any patent, copyright, trade secret or other intellectual property right, now or hereafter owned, obtained or licensable by the disclosing party.

Notwithstanding any provision to the contrary in this Agreement, nothing contained herein shall obligate the Company or any of its Representatives to make available to you or your Representatives any Evaluation Material or other information or to update any Evaluation Material provided hereunder, and the Company retains the right to determine, in its sole discretion, what information, properties and personnel to make available to you or your Representatives and whether any additional procedures are necessary to protect the confidentiality of certain Evaluation Material.

To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand and agree that you and the Company have a commonality of interest with respect to such matters and it is the Company’s and your desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All Evaluation Material provided that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

You hereby acknowledge that you are aware, and further agree that you will advise your Representatives, that Federal and State securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

You agree that, for a period of one (1) year after the date of this agreement, neither you nor any of your Representatives acting on behalf of or in concert with you (or any of your Representatives) will, directly or indirectly, without prior approval of the Special Committee: (a) make any statement or proposal to the board of directors of the Company or any committee thereof, any of their respective Representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (iii) any acquisition of (A) any loans of the Company or any of its subsidiaries, (B) any debt or equity securities issued by the Company or any of its subsidiaries, (C) all or substantially all of the assets of the Company or any of its subsidiaries, or (D) any rights or options to acquire interests in any of the foregoing, (iv) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors or policies of the Company, (v) any request or proposal to waive, terminate or amend the provisions of this agreement or (vi) any proposal, arrangement or other statement that is inconsistent with the terms of this agreement; (b) instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above; (c) take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (a) above; or (d) acquire or propose or agree to acquire, of record or beneficially, by purchase or otherwise, (i) any loans of the Company or any of its subsidiaries, (ii) any debt or equity securities issued by the Company or any of its subsidiaries, (iii) all or substantially all of the assets of the Company or any of its subsidiaries, or (iv) any rights or options to acquire interests in any of the foregoing.  Notwithstanding the foregoing,  you shall not be precluded from initiating and conducting private communications with the Chairman of the Special Committee,  provided  that the initiation of such communications would not reasonably be expected to require public disclosure  by the Company.

This agreement shall be governed by the internal laws of the State of Florida, without regard to conflict of laws principles.  You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Florida and of the United States District Courts for the Central District of Florida for any lawsuits, actions or other proceedings arising out of or relating to this agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts.  You further agree that service of any process, summons, notice or document by mail to your address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against you in any such court.  You hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this agreement in the courts of the State of Florida or the United States District Courts for the Central District of Florida, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this agreement is expressly and irrevocably waived.

February 25, 2016	Page 4

This agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof.  This agreement may be amended only in writing executed by JMP and you and approved in writing by the Special Committee.  No failure or delay by the Company or JMP in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.  If any term or provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

The Company reserves the right to assign all of its rights, powers and privileges under this agreement (including, without limitation, the right to enforce all of the terms of this agreement) to any person or entity.  You may not assign this agreement without the prior written consent of the Special Committee.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.  This agreement may be executed and delivered by facsimile or portable document format (.PDF) transmission.  This agreement shall inure to the benefit of and be binding on each of JMP, the Company and you and their respective affiliates, successors and assigns, including any successor to or to all or substantially all of the assets or business of such persons.

Your obligations under this agreement shall remain in effect for a period of one (1) year from the date hereof, unless and until this agreement is terminated by the Special Committee on behalf of the Company or is superseded by another agreement with you that concerns your use of the Evaluation Material.

The Company is a third party beneficiary of this agreement.  You agree that all rights and remedies available to the Company under this agreement may be exercised directly by the Company upon the authorization of its board of directors or appropriate committee thereof, as applicable, without the necessity of acting through JMP.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a copy of this letter.

Very truly yours,

JMP SECURITIES LLC

By:	/s/ Jonathan Dever
Name: Jonathan Dever
Title: Managing Director

Accepted and agreed to as of February 25, 2016:

ARMOUR RESIDENTIAL REIT, INC.

By:	/s/ James R. Mountain
Name: James R. Mountain
Title: Chief Financial Officer